Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated June 27, 2013, with respect to the statement of net assets available for benefits of the ATI Precision Finishing, LLC Employees’ 401(k) and Profit Sharing Plan of Allegheny Technologies Incorporated as of December 31, 2012 incorporated by reference in the Registration Statement No. 333-145651 on Form S-8 and included in this Annual Report (Form 11-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
June 12, 2014